Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Cohen & Steers Institutional Global Realty Shares Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

New York, New York

April 26, 2007